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Exhibit 99.1

        [CELSION LOGO]

NEWS RELEASE

For Further Information Contact:

Paul G. Henning
Cameron Associates
212-554-5462
 phenning@cameronassoc.com

CELSION CORPORATION REPORTS THIRD QUARTER
2007 FINANCIAL RESULTS

Results are consistent with Celsion's ThermoDox development plans and expense expectations

Columbia, MD., November 8, 2007: CELSION CORPORATION (AMEX: CLN) today announced financial results for its third quarter ended September 30, 2007. The Company reported a net loss of $3.6 million, or $0.34 per share, compared to a net loss of $1.0 million, or $0.09 per share, for the third quarter of 2006. Excluding income from discontinued operations, the Company recorded a loss from continuing operations of $3.7 million compared to a loss of $2.6 million for the third quarter of 2006. The increased loss was the result of clinical trial costs related to the Company's continued development of its liver cancer and RCW programs, drug manufacturing costs to support those programs, and increased salaries and benefit accruals, including amounts due to former employees.

For the nine months ended September 30, 2007 the Company reported net income of $38.2 million, or $3.55 per share, basic and $3.32 per share, diluted, compared to a net loss of $6.5 million, or $0.61 per share, in the comparable period in 2006. Excluding income from discontinued operations the Company recorded a loss from continuing operations for the nine months ended September 30, 2007 of $11.5 million, or $1.07 per share, compared to a loss of $7.3 million, or $0.68 per share, for the nine months ended September 30, 2006.

Mr. Michael H. Tardugno, Celsion's president and chief executive officer, commented, "We continue to execute on our business strategy as planned and have further sharpened our focus on the development of ThermoDox®. Our financial resources are sufficient to advance our current programs, in particular, our Phase III primary liver cancer study. Pending approval of our SPA by the FDA, we have targeted that we will treat the first patient in study in the first quarter of 2008. While the start of the study has been delayed from our prior target due to the additional FDA submission iteration, the Company is proceeding on a number of startup clinical operational tasks in parallel, which will ensure that the overall timeline to study completion will be on track. We continue to maintain momentum for the Phase III study."

Mr. Tardugno added, "We continue to make progress in accelerating our RCW trial and anticipate adding an additional site, this year."

"Moving our primary liver cancer and RCW programs forward", Mr. Tardugno concluded, "while enhancing the number of drug targets in our development pipeline, is our focus. As such, we anticipate carefully adding to our clinical and scientific staff to ensure that we manage these opportunities successfully."

The Company is holding a shareholders' conference call on Thursday, November 8, 2007, at 11:00 a.m. Eastern Time. To participate in the call, interested parties can dial 877 604 2080 (U.S./Canada) or 706 902 1383 (International), Conference ID: # 23308858 to register ten minutes before the call is scheduled to begin.

The call will be archived for replay November 8, 2007 at 2:00 p.m. until Thursday, November 15, 2007. The replay can be accessed at 800 642 1687 or 706 645 9291, Conference ID: # 23308858. The call will also be available on the Company's website, http://www.celsion.com for 90 days after 2:00 p.m. on Thursday, November 8, 2007.

About Celsion:    Celsion is dedicated to the development and commercialization of oncology drugs including tumor-targeting treatments using focused heat energy in combination with heat activated drug delivery systems.

Celsion has research, license or commercialization agreements with leading institutions such as the National Institutes of Health, Duke University Medical Center, University of Hong Kong, Cleveland Clinic, North Shore Long Island Jewish Health System.

For more information on Celsion, visit our website: http://www.celsion.com.

Celsion wishes to inform readers that forward-looking statements in this release are made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Readers are cautioned that such forward-looking statements involve risks and uncertainties including, without limitation, unforeseen changes in the course of research and development activities and in clinical trials by others; possible acquisitions of other technologies, assets or businesses; possible actions by customers, suppliers, competitors, regulatory authorities; and other risks detailed from time to time in the Company's periodic reports filed with the Securities and Exchange Commission.

Celsion Corporation
Condensed Statements of Operations
(in thousands except for per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
Operating expenses:
Research and development	$1,958	$1,553	$6,079	$4,638
General and administrative	1,861	894	4,826	3,155

Total operating expenses	3,819	2,447	10,905	7,793

Loss from operations	3,819	2,447	10,905	7,793
Other income (expense):
Gain on the sale of Celsion (Canada), Ltd.	—	—	—	1,012
Other (expense)/income, net	(24)	—	(439)	(258)
Interest income	204	155	505	450
Interest expense	(12)	(322)	(677)	(747)

Loss from continuing operations before income taxes	(3,651)	(2,614)	(11,516)	(7,336)
Income taxes	—	—	—	—

Loss from continuing operations	$(3,651)	$(2,614)	$(11,516)	$(7,336)
Discontinued Operations
Income from discontinued operations (including gain on sale of $48,029,793)	33	1,623	50,029	839
Income tax expense	—	—	(274)	—

Income from discontinued operations	33	1,623	49,755	839

Net (loss)/income	$(3,618)	$(991)	$38,239	$(6,497)

Net loss from continuing operations per common share—basic	$(0.34)	$(0.24)	$(1.07)	$(0.68)

Net loss from continuing operations per common share—diluted	$(0.34)	$(0.24)	$(1.07)	$(0.68)

Net income from discontinued operations per common share—basic	$0.00	$0.15	$4.62	$0.08

Net income from discontinued operations per common share—diluted	$0.00	$0.15	$4.32	$0.08

Net (loss)/income per common share—basic	$(0.34)	$(0.09)	$3.55	$(0.61)

Net (loss)/income per common share—diluted	$(0.34)	$(0.09)	$3.32	$(0.61)

Weighted average shares outstanding—basic	10,774	10,737	10,765	10,728

Weighted average shares outstanding—diluted	10,774	10,737	11,527	10,728

Celsion Corporation
Condensed Balance Sheets
(in thousands)

	September 30, 2007	December 31, 2006
	(Unaudited)
Current assets
Cash and short term investments	$11,285	$9,033
Accounts receivable	233	1,904
Due from Boston Scientific Corporation	15,000	—
Inventories	—	2,830
Prepaid expenses	260	430
Escrow account—license fee	—	1,825

Total current assets	26,778	16,022

Property and equipment, net	305	515
Notes and loans receivable	1,361	1,665
Due from Boston Scientific Corporation—Non Current	15,000	—
Other assets	1,329	727

Total other assets	17,690	2,392

Total assets	$44,773	$18,930

Current liabilities
Accounts payable	$1,176	$2,136
Accrued expenses	6,549	1,301
Income taxes payable	68	—
Note payable—current portion	565	—
Current portion of deferred revenue	—	571

Total current liabilities	8,358	4,008

Long-term liabilities
Deferred revenue	—	1,810
Notes and loans payable—principal and interest	510	16,278
Other liabilities	35	35

Total long-term liabilities	545	18,123

Total liabilities	8,903	22,131

Stockholders' equity/(deficit)
Common stock	108	107
Additional paid-in capital	88,010	87,179
Accumulated deficit	(52,248)	(90,487)

Total stockholders' equity/(deficit)	35,870	(3,201)

Total liabilities and stockholders' equity/(deficit)	$44,773	$18,930

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  Exhibit 99.1
CELSION CORPORATION REPORTS THIRD QUARTER 2007 FINANCIAL RESULTS